Exhibit 10.13

AGREEMENT

P.V. NanoCell Ltd. with head office located at 28 Three Street, Migdal HaHamek, Israel (“PV”);

And

Dolev Bar-Guy Consulting and Management Ltd. with head office located at 7 Bialik Street, Zichron Ya’akov, Israel, a company fully owned by Dr. Fernando de La Vega (the “Company”).

1.	Consultancy Agreement

1.1	PV is engaged in the development, manufacture, marketing, sale, licensing and other forms of commercialization of innovative technologies, methods and devices relating to nano particles materials for printing Solar cells (the “Field”).

1.2	PV wishes to retain the Company and its principal Dr. Fernando de La Vega (the “Principal”) in order to provide PV with certain services as described in the attached Appendix A (the “Services”) as of August 1st 2009 (the “Effective Date”), and the Company agrees to provide these Services.

1.3	The Company will provide the Services solely through the Principal. The Company and the Principal may not employ/retain other persons for the performance of the Services, nor may they assign or sub-contract the performance hereunder to any third party, without the prior written consent of PV.

1.4	The Company agrees to cause the Principal to dedicate most of his time, experience, talent, expertise and knowledge to the provision of the Services, and to perform the Services in a loyal and dedicated manner, and in accordance with PV’s policies made and updated from time to time, provided such policies have been brought to the attention of the Company and the Principal. PV acknowledges that the Company and the Principal are conducting and will continue to conduct other business activities during the period of this Agreement.

The Principal and the Company may conduct other business activities provided that During the term of this Agreement the Principal and the Company shall not engage in any activity, commercial or otherwise, if such activity can reasonably be expected to create or assist a conflict of interests or competition with PV in the Field.

1.5	The Company is an independent contractor. The parties do not intend, and this Agreement and the performance hereunder shall not be construed to give effect to employment, partnership, joint venture or agency relations between the parties or between the Principal and PV.

1.6	Neither the Company nor the Principal is allowed to obligate and/or bind PV in any way and/or to create any commitments on PV’s behalf, except as required for the performance of the Services and as authorized by PV.

1.7	The Company and the Principal declare to PV that they are under no restrictions towards any third party as to the rendering of the Services to PV and execution of this Agreement.

2.	Remuneration

2.1	In consideration of the provision of the Services and all other obligations of the Company hereunder, PV will pay the Company a Fee and Additional Remuneration as set forth in Appendix A.

2.2	The parties confirm that the Fee and Additional Remuneration is the full and exclusive consideration due to the Company and/or the Principal hereunder.

Should the Principal present, jointly or severally, any other claim against PV, whether based upon allegation of employee-employer relations or otherwise, the Company will indemnify and hold PV harmless for and against such claims; and PV may offset any sum it may owe the Company against such claims.

2.3	The Company will bear and pay any and all salaries and other payments, taxes, social security payments, social benefits and other obligatory payments, according to applicable laws and regulations, which arise as a result of the performance of the Services and the employment / retainment of the Principal.

3.	Secrecy and Non-Compete Provisions

3.1	In this chapter 3 below, the term “Group” shall mean PV, its parent, subsidiaries and affiliates as are now existing or will exist in the future.

3.2	Any invention, technology, system, product, component, software, copyright, process, trade secret, know-how and the like related to the business of the Group, whether patentable or patented or not, and whether subject to any other legal protection or not, arising in the course of the provision of the Services or through the use of PV’s equipment or information (collectively referred to as the “Technology"), shall be the exclusive property of PV, or any other entity in the Group indicated by PV. The Company and the Principal will promptly submit to PV full details related to such Technology, and will execute patent applications and assignments as may be requested by PV (whether during or after the period hereof) in order to confirm and register the ownership of PV or any entity in the Group as indicated by PV.

3.3	Any and all information related to trade secrets, know-how, commercial relations, actual and potential clients and suppliers, technology and products (including the Technology), and any other information of a proprietary or confidential nature, which relate to the Group and/or to third parties with whom the Group has business relations, will hereinafter be collectively referred to as “Information”. Information may include commercial, technical, marketing, financial, administrative and management subjects. The Information and any part thereof are and shall be the exclusive property of the Group or such aforementioned third parties.

The Company and the Principal will not use any part of the Information, nor disclose or make it available to others, unless in the line of the performance of the Services.

The foregoing provisions will survive the termination of this Agreement. However, these provisions shall not apply to information in the public domain (other than as a result of disclosure by the Company), nor to general professional knowledge of the Company or the Principal, which was acquired by them prior to their association with PV.

3.4	Upon termination of this Agreement, the Company and the Principal shall immediately return to PV all materials of any kind (whether in written or electronic form, computer files or otherwise) concerning the Technology and the Information, including all copies thereof, and the Company and the Principal shall not retain any copies of such materials.

3.5	Without prejudice to the generality of the foregoing, the Company and the Principal agree that during the period of this Agreement plus a “freeze period” (as defined below), none of them will, directly or indirectly, for its or his or her own account or for the account of others (including without limitation as a stockholder, director, officer, employee/employer, investor, partner, Company, sole proprietor or independent contractor), do or participate or assist or allow to do any of the following:

(a)	engage in any business in direct competition with the business of PV (engaging in parts of the same business of PV, in which the Principal and the Company were not involved, and to which the Principal and the Company were not exposed in any way due to thier work in PV, is permitted, and shall not be deemed to constitute a direct competition);

(b)	request or advise any past, present or future business associate of the Group to decrease or cancel their business with the Group;

(c)	cause any employee or company of the Group to terminate his/its relations with the Group or to work for the Company or for any party associated with the Company.

The “Freeze Period” shall be equal in length to the service period hereunder, but in any case not shorter than 6 months and not longer than 12 months.

The parties confirm that during the provision of the Services hereunder, the Company and the Principal are more than likely to be exposed to proprietary and confidential Information of the Group; and that any activity as forbidden under subsections (a), (b) and (c) above is bound to breach the right of PV to the exclusive use of such Information; and therefore the parties agree that the freeze period is intended to ensure such rights of the Group and is reasonable in scope and period.

3.6	The Company and the Principal shall not use or dislocate any property or documents of PV, except in the line of its duties for PV.

3.7	The Company and the Principal acknowledge and agree that a breach of any material provision of this Chapter 3 will cause the Group substantial and irreparable harm. In the event of such breach, and in addition to any other remedies available to the Group, the Company and the Principal consent and agree that temporary and permanent restraining orders and/or injunctions be issued by any arbitrator or competent court, as the case may be, restraining and enjoining them from breaching or violating this Agreement. The Company and the Principal agree that, in connection with any remedy sought pursuant to this section, it shall not be necessary to provide any guarantee, bond or any other security by the Group.

3.8	The Company and the Principal confirm that they do not bring and were not required to bring to PV any proprietary materials of third parties, and that they are under no restrictions relevant to the performance of the Services for PV, whether by virtue of former or current occupation, business dealings or otherwise. The Company and the Principal further confirm that they have not retained any documents, computer files or anything else containing any confidential Information of third parties operating in the Field, who are prior employers, business associates or other third parties, whether or not created by them.

4.	Period of the Agreement

4.1	This Agreement is made for a period of 24 months as of the Effective Date (“Initial Term”). The Parties may extend the Agreement at the end of the Initial term upon mutual consent and in writing.

4.2	Termination for Cause by PV during the Initial Term.

PV may terminate the engagement of the Company for Cause (as defined below) during the Initial Term. The termination of engagement shall be with immediate effect after receipt of a written notice.

PV may require the Company to continue for a certain period of up to 8 weeks in order for the Company to transfer any open issues to a representative of PV and deal with any remaining issues. During this period, the Company shall be entitled to receive the Fee.

“Cause” in this Agreement shall mean: i) serious and intentional breach of confidence or of the fiduciary obligations of the Company and/or the Principal, including confidentiality undertakings; or ii) self-dealing, embezzlement or misappropriation of PV’s property by the Company and/or the Principal; or iii) if the Company and/or Principal intentionally cause serious damage to PV’s property.

4.3	Termination at will by the Company during the Initial Term (not for a Justified Cause) If the Company terminates this agreement during the Initial Term for a reason other than a Justified Cause (as defined in Section 4.4 below), then the provisions of Section 4.2 above shall apply to such termination. In addition to the above said, PV shall be entitled to receive from the Company as pre-estimated compensation an amount equal to four (4) monthly Fees then in effect. This compensation shall become due upon the termination date of the engagement and shall be paid during the 4 consecutive months after the date of termination and may be off-set by PV from any money due to the Company by PV.

4.4	Justified Termination by the Company during the Initial Term or termination by PV not for Cause during the Initial Term

4.4.1	The Company may terminate this Agreement during the Initial Period in the event of a breach of the terms of this Agreement, which has not been corrected by PV within 30 days of written notice (“Justified Cause”).

4.4.2	PV may terminate this Agreement during the Initial Term for convenience.

4.4.3	If the Agreement is terminated due to Justified Cause by the Company or by PV during the Initial Term not for Cause, then in such events, the Company shall receive 60 days prior notice or shall give such prior notice provided it receives the Fee and the Additional Remuneration.

In addition, upon the termination of the engagement, the Company shall receive, four (4) monthly Fees as liquidated compensation, to be paid to the Company during the 4 consecutive months after the date of termination subject to the fulfillment by the Company of its obligations pursuant to Section 3 to this Agreement (“Liquidated Compensation”).

4.5	Except as provided in paragraph 4 above or by law, termination of this Agreement is without liability of PV for any claims or payments beyond those earned or accrued in the course of the engagement hereunder; and the Company hereby waives any and all such claims towards PV, its Affiliates and any other third party.

5.	General Provisions

5.1	The attached Appendix A hereto forms an integral and binding part of this Agreement.

5.2	This Agreement forms the complete and exclusive agreement between the parties as to its subject matter; and it cancels any prior verbal or written agreement related to the consulting services as set out herein. Any change to this Agreement requires a duly signed document.

5.3	Any notice sent by one party to the other by registered mail will be deemed to have been received on the 3rd business day after the day of mailing. Fax and e-mail messages will be deemed to have been received on the business day following the day of transmission.

5.4	The failure or delay of either party to require the performance of any term under this Agreement, or the waiver by either party of any breach under this Agreement, shall not prevent subsequent enforcement of such terms, nor be deemed a waiver of any subsequent or prolonged breach.

And in Witness hereof, the parties execute this Agreement,

on this ____day of ___________ 2009, effective as of the Effective Date.

P.V. NanoCell Ltd.	Dolev Bar-Guy Consulting and Management Ltd.

Confirmation:

The undersigned Dr. Fernando De La Vega, hereby confirms and undertakes towards PV as set forth in Sections 1.3 to 1.7, 2.2, 3.1 to 3.8, 4.1, 4.3,4.5, 4.7 and 5 to the above Agreement.

Date of Signature ___________ effective as of the Effective Date.

Dr. Fernando de La Vega

Appendix A

To the Consultancy Agreement effective as August 1st 2009

between P.V. NanoCell Ltd. and Dolev Bar-Guy Consulting and Management Ltd.

1.	The Services

Pursuant to Section 1.2 to the Agreement, the Services provided by the Company shall be mainly the following:

Dr. Fernando de la Vega shall serve as PV’s CEO with such responsibilities and authority normally ascribed to this position and as may be detailed and defined from time to time by the Chairman of the Board (“Chairman”).

2.	Fee and Additional Remuneration

2.1	Fee

As per Section 2.1 to the Agreement, until PV raises an aggregate investment amount of NIS 700,000 (“Investment”) the Company shall be entitled to a monthly retainer fee per each full month of Service of a gross sum of NIS 33,000 plus VAT. Upon the completion of the Investment, the Company shall be entitled to a monthly retainer fee of a gross sum of NIS 37,000 plus VAT. Such payment shall be paid by PV according to an invoice issued by the Company to PV at the end of each calendar month to be paid by PV within 10 days.

2.1	Additional Remuneration

2.1.1	Car Maintenance - the Principal shall be entitled to receive a gross sum of NIS 2,500 per month as car maintenance fee plus actual fuel expenses and Road 6 toll fees.

2.1.2	The Company will be reimbursed for out of pocket expenditures related to the provision of the Services including mobile phone costs, in accordance with reasonable procedures of PV or with written prior confirmation of the Chairman.

Such payment shall be paid by PV according to an invoice issued by the Company to PV at the end of each calendar month to be paid by PV within 10 days.

P.V. NanoCell Ltd.	Dolev Bar-Guy Consulting and Management Ltd.